Answers.com
3rd Quarter 2009 Conference Call
8:30AM EST, November 4, 2009

Participants:

Robert S. Rosenschein, Chairman and Chief Executive Officer

Steve Steinberg, Chief Financial Officer

Bruce D. Smith, Chief Strategic Officer

Bruce Smith

Good morning and welcome to Answers.com’s third quarter 2009 conference call. My name is Bruce Smith, Chief Strategic Officer. Joining me today are Bob Rosenschein, Chairman and CEO, who will present the prepared remarks, and Steve Steinberg, CFO. This call is being webcast and will be available for replay.

Before we begin today, we would like to remind you that our prepared remarks contain forward-looking statements and that management may make additional forward-looking statements in response to questions. These statements are based on current expectations, forecast assumptions, risks, and uncertainties. They do not guarantee future performance, and, therefore, undue reliance should not be placed upon them. The company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important risks, among others, are our ability to maintain or improve monetization rates, particularly in light of the current challenging economic environment; drops in traffic caused primarily by search engines algorithm changes, as experienced in July 2007; maintaining our relationship with Google, Answers.com’s most important provider of ads and source of revenue, a failure of Answers.com to experience continued growth in accordance with our expectations, and, potential claims that we are infringing the intellectual property rights of any third party.

You can find more information about factors that could affect results in our most recent quarterly report on Form 10-Q, available at ir.answers.com.

We will be discussing non-GAAP financial measures, including adjusted EBITDA and adjusted operating expenses. We provide a reconciliation of non-GAAP financial measures, to the most directly comparable GAAP financial measure and the list of the reasons why the company uses non-GAAP financial measures, in today’s earnings release posted on our corporate Website at: ir.answers.com.

Finally, all information shared on this call is as of November 4, 2009, and we do not intend and assume no obligation to update such information.

And with that, I would like to turn the call over to Bob Rosenschein.

Bob Rosenschein

Good morning and thank you for joining us. I am very pleased to report that we had another good quarter. Today I’ll break the call into two parts, followed by any of your questions.

•	Q3 highlights and trends, and

•	Looking forward: quality; quantity; and how management views our business drivers.

Here are the Q3 highlights:

•	Revenue was just shy of $5 million, up 40% year-over-year.

•	Adjusted EBITDA was $1.7 million, up 228% year-over-year.

•	Our cash balance rose $940 thousand to $21.3 million.

•	Q3 contains the weak seasonal summer months of July and August, which were more pronounced this year. Fortunately, traffic bounced back to our highest levels ever in September.

•	WikiAnswers traffic (i.e. page-views) jumped 38% in September over August.

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You probably saw our big comScore news last month. In September, our audience ranked #13 in the U.S., with 56 million unique users. That’s more than craigslist or New York Times,. Worldwide, for September, comScore ranked Answers.com at #25, with 83 million unique users, ahead of CNN and Twitter. We see audience size as a huge opportunity.

•	In Q3, we released international versions of Answers.com in four languages: Spanish, French, Italian, and German. However, we are very early in the process.

•	This quarter, we also unified our branding. Answers.com is now the overall umbrella brand, with WikiAnswers and ReferenceAnswers comprising its current components.

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With unified branding, we also renewed our marketing efforts. We participated in 3 industry events in the last two months: TechCrunch50, Demo, and Web Summit 2.0. You may have seen some of the press, especially the very positive TechCrunch article.

Let’s get into more detail on Q3 financial results.

Overall Answers.com revenues were approximately $5 million—69% from WikiAnswers and 31% from ReferenceAnswers. Q3 revenue was about flat sequentially and grew 40% year-over-year. Overall average daily page views were 9.19 million, up 2% sequentially and 60% year over year.

WikiAnswers’ average daily page views were 6.34 million, up 4% sequentially and 105% year-over-year. WikiAnswers revenue grew 1% sequentially and 75% year-over-year, to $3.42 million. Our revenue growth was slower than our traffic growth because of continued weakness in RPMs. Q3 RPM for WikiAnswers averaged $5.87, down 4% from $6.14 in Q2, and down 15% year-over-year.  We believe that the primary reason for such weakness is the economy and its impact on ad rates.

WikiAnswers’ traffic growth was only 4% in the quarter, due to the traffic declines we experienced in July and August, probably because of greater summer seasonality and product changes intended to improve longer-term traffic and quality. On a very positive note, traffic seems to have jumped back impressively in September, as mentioned before.

ReferenceAnswers’ average daily page views in Q3 were 2.86 million, compared to 2.97 in Q2 down 4% sequentially, but 7% higher, year-over-year. ReferenceAnswers Q3 revenue decreased 2% sequentially and year-over-year, to $1.55 million and its average RPM was $5.89, compared to $5.87 in Q2, and compared to $6.44 in Q3 2008.

Adjusted operating expenses were $3.28 million in Q3, compared to $3.11 million in Q2, an increase of $170 thousand. The increase resulted from various items including five new employees, colocation facility costs, new marketing initiatives, and the initial cost of translating English-language content into international languages.

Adjusted EBITDA in Q3 was $1.7 million, reflecting a 34% margin.

We had GAAP operating income of $980 thousand and GAAP net loss in Q3 of $70 thousand, due primarily to the $1 million non-cash accounting charge from the revaluation of Redpoint’s common stock warrants, which are deemed liabilities for accounting purposes. We may continue to experience significant non-cash GAAP losses from the quarterly valuation of Redpoint’s common stock warrants, to the extent our stock price increases.

Let’s review some balance sheet data:

Cash and cash equivalents as of September 30 were approximately $21.3 million, $940 thousand higher than at the end of Q2. The net increase stems almost entirely from cash from operations of $1.35 million, less capital expenditures of $200 thousand and preferred dividends of $200 thousand.

Let’s turn now to our business drivers. As you know, the core of our business continues to be the virtuous cycle of traffic creating content, which drives more traffic. Critical to maintaining this cycle is our strong ranking on search engine results, which is driven by the quality of Answers.com content. We take the view that traffic and financial growth benefit from content quality, product functionality and usability. Several examples of improvements that we’re making to content quality include:

•	One-click “delete answer” tool

•	Inappropriate words auto-flag

•	Optimized spelling check feature

•	More Q&A featured on home page

One of the exciting things about our business — and we’ve seen it several times — is that seemingly minor user interface changes can yield surprising results. Here are a few examples. Last year, we relaxed the constraint that a user must categorize a new question before posting it, and new questions jumped. Just a few weeks ago, we redesigned the question submission page and new questions jumped again. The point is that ours is a business of continuous iteration, experimentation, and improvement. We try new things all the time. If they work, great; if they don’t, we roll back and try something new.

Expect to see us continue to invest in our product line, user experience, and the size and quality of our databases.

Let me also update you with some negative news. We have been informed by Google that we will no longer be receiving their definition link traffic, starting sometime in Q4. While we’ve appreciated this windfall link for almost five years, we do see this as a one-time ReferenceAnswers event, amounting to about 5% of our overall revenue.

On the monetization front, RPMs seem to have stabilized, but we have not yet seen the jump in ad rates that one reads about in the press.

Going into 2010, international Answers.com remains a significant opportunity. We have launched 4 international Q&A versions. Now we are actively beginning to translate parts of our substantial English-language Q&A database to propel these sites forward. We expect to begin seeing the fruits of that labor in the second half of next year.

There are several other initiatives you should expect. The first is in social media. We believe that users should be able to log in to our site without creating a new Answers.com account. By lowering the friction to Facebook and Twitter users, for example, we will boost new contributions as well as spread the word. Look for this functionality in the first quarter of 2010.

Guidance. We project Q4 revenue in the range of $5.45–$5.95 million, and Q4 Adjusted EBITDA in the range of $1.90–$2.35 million. That brings our full-year 2009 revenue guidance to $20.2–$20.7 million, the mid-point of which is 44% over 2008. Our full-year Adjusted EBIDTA is projected from $7.25–$7.70 million. The mid-point of our annual revenue guidance is 2.6% less than we projected in August, due primarily to lower monetization rates than expected.

In summary, Answers.com continues to grow and generate cash. We are in a strong position in unique users, which presents further market upside, particularly internationally. And we are very excited about the opportunities for further expansion in 2010.

With that, thank you, and we’ll turn it over for any questions.